Exhibit 10.1

CHIQUITA BRANDS INTERNATIONAL, INC.

EXECUTIVE OFFICER SEVERANCE PAY PLAN

Effective - March 27, 2006

CHIQUITA BRANDS INTERNATIONAL, INC.

EXECUTIVE OFFICER SEVERANCE PAY PLAN

Chiquita Brands International, Inc. and certain of its subsidiaries (individually and collectively, the “Company”) have adopted this Plan to provide Severance Benefits as delineated herein to any executive officer of the Company whose employment is terminated by the Company for reasons other than “Cause”, or by the executive officer for “Good Reason” . The Plan is administered by the Company’s Benefits Committee, which is the Plan Administrator. The Plan’s “Plan Year” is the 12-month period ending December 31.

1. Eligibility

(a) In General

You are eligible for this Plan if you are an executive officer (as defined in Rule 3b-7 under the Securities Exchange Act of 1934) of the Company reporting directly to the Chief Executive Officer, you are employed in the United States on a payroll maintained in the United States, you have been employed for one year or more and you are not excluded by subsection (b).

(b) Exclusions

You are not eligible for this Plan if you are on a leave of absence, except as otherwise required by applicable law.

2. Participation

If you are eligible for the Plan, you will become entitled to Plan benefits if you meet all of the following requirements, except as provided in Section 3.

(a) Termination Requirement

Your employment must be terminated by the Company for reasons other than “Cause” or by you for “Good Reason.”

“Cause” means any one or more of the following:

(i) the willful and continued failure by you to substantially perform your duties that is not cured within 30 days after specific notice by the Chief Executive Officer of the Company,

(ii) the willful engaging by you in conduct demonstrably and materially injurious to the Company or its subsidiaries or

(iii) your refusal to cooperate with any legal proceeding or investigation if so requested to do so by the Company.

To be “willful,” your conduct must be not in good faith and without reasonable belief that you acted in the best interest of the Company.

“Good Reason” means

•	a substantial adverse alteration in the nature or status of your responsibilities; or

•	a reduction in your annual salary or target annual bonus opportunity, or a failure to provide you with participation in any stock option or other equity-based compensation plan in which other employees of the Company (and any parent, surviving or acquiring company) participate; unless such reduction or failure does not unreasonably discriminate against you, as compared to such other employees who have similar levels of responsibility and compensation.

The Chief Executive Officer of the Company will determine whether your employment was terminated by the Company for reasons other than “Cause” or by you for “Good Reason.” Notwithstanding the foregoing, any resignation by you shall not be considered to have been for “Good Reason” unless it occurs within six months after your becoming aware of the act or acts constituting “Good Reason.”

(b) Release Requirements

(i) You must sign Separation Agreement and Release prescribed by the Plan Administrator, which will contain a customary release and your agreement (as appropriate under applicable law) (A) to refrain from disclosure of confidential information or disparaging the Company and to assist the Company in any litigation matters and (B) for one year after termination of your employment, not to directly or indirectly (x) solicit customers, suppliers or employees of the Company or any of its subsidiaries or (y) compete with the Company or work for specified competitors and (ii) the Separation Agreement and Release must become irrevocable.

3. Ineligibility for Benefits

(a) Resignation or Discharge

You will not be eligible for benefits under this Plan if the Plan Administrator determines, in its sole discretion, that your employment was terminated by retirement, resignation without “Good Reason”, death, disability, or any other reason except by the Company for reasons other than “Cause” or by you for “Good Reason”.

(b) Changed Decisions

If your employment is terminated by the Company, it has the right to cancel or reschedule your separation before you terminate employment. You will not be eligible for Severance Benefits under this Plan if your separation is canceled.

(c) Substitute Employment

You will not be entitled to Severance Benefits under this Plan, if the Plan Administrator determines, in its sole discretion, that you have been offered substantially equivalent substitute employment, whether you accept the position or not, and that the substitute employment would not constitute or result in there being “Good Reason”. Substitute Employment is:

(1) an offer of substantially equivalent employment by any entity that assumes operations or functions formerly carried out by the Company (such as the buyer of a facility or any entity to which a Company operation or function has been outsourced);

(2) an offer of substantially equivalent employment by any affiliate of the Company;

(3) an offer of substantially equivalent employment by any entity making the job offer at the request of the Company (such as a joint venture of which the Company or an affiliate is a member); or

(4) an offer of substantially equivalent employment by the Company.

(d) Transition Assistance

You will not be entitled to benefits under this Plan unless you satisfy all transition assistance requests of the Company to the Company’s satisfaction, such as aiding in the location of files, preparing accounting records, returning all Company property in your possession, or repaying any amounts you owe the Company and stay until officially released by the Company.

4. Cash Benefit

If you are entitled to Plan benefits, you will receive aggregate cash severance payments (your “Cash Benefit”) equal to the sum of your then current annual base salary and annual bonus target. You will also receive a pro-rata cash bonus (your “Pro Rata Bonus”) for year of termination based on your annual bonus target. Such payments will be made as set forth in Section 5.

5. Payment

(a) Cash Benefit

(i) Except as otherwise provided in clause (ii) below, your Cash Benefit under this Plan will be paid over the first twelve months following the date your Separation Agreement and Release has become irrevocable (the “Effective Date”) in equal bi-weekly installments, beginning with the first payroll date after the Effective Date, in accordance with the Company’s customary payroll practices.

(ii) if Section 409A(a)(2) of the Internal Revenue Code applies to the Plan and you are a “key employee” as defined by Internal Revenue Code Section 416(i), your Cash Benefit under this Plan will be paid as follows: (A) any portion of your Cash Benefit that would otherwise be payable during the first six months following your termination of employment will instead be paid in a lump sum on the first business day after six months have elapsed following your termination of employment (the “Six-Month Anniversary”) and (B) the remainder of your Cash Benefit will be paid in equal bi-weekly installments, beginning with the first payroll date after the Six-Month Anniversary.

(b) Pro Rata Bonus Payment

Your Pro Rata Bonus will be paid on later of (i) the date when annual bonuses for other executives are normally paid or (ii) if Section 409A(a)(2) of the Internal Revenue Code applies to the Plan and you are a “key employee” as defined by Internal Revenue Code Section 416(i), the first business day after the Six-Month Anniversary.

6. Additional Benefits

You also may continue your health benefits under the normal COBRA rules, but the Company will pay the full premium for COBRA coverage for twelve (12) months. Thereafter, you will be charged the full COBRA premium.

You will receive accelerated vesting of restricted shares awarded under the Company’s Long-Term Incentive Program (LTIP). You will also receive one additional year of vesting for purposes of Company employee stock options and non-LTIP restricted stock. If permissible under Internal Revenue Code Section 409A regulations, your vested stock options will remain exercisable for one year following termination (but no later than expiration).

You will receive outplacement services, the level and duration of which is determined by job category, provided that you begin using those services within 30 days of your separation date.

7. Integration With Other Payments

Benefits under this Plan are not intended to duplicate such benefits as workers’ compensation wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, or applicable laws, such as the WARN Act. Should such other benefits be payable, your benefits under this Plan will be reduced accordingly or, alternatively, benefits previously paid under this Plan will be treated as having been paid to satisfy such other benefit obligations. U.S. citizens or green card holders working outside the United States and subject to locally mandated separation or severance payments by the host country will receive the greater of the benefits according to such laws in their host country or this Plan. If you have an Employment Contract, you will not receive any benefits under this Plan unless you waive all benefits of any kind or nature owed to you under the Employment Contract. In any case, the Plan Administrator, in its sole discretion, will determine how to apply this provision and may override other provisions in this Plan in doing so.

8. Reemployment

If you are reemployed by the Company or have been offered Substitute Employment while benefits are still payable under the Plan, all such benefits will cease, except as otherwise specified by the Plan Administrator, in its sole discretion.

9. Taxes

Taxes will be withheld from benefits under the Plan to the extent required by law.

10. Relation to Other Plans

Any prior severance or similar plan of the Company that might apply to you is hereby revoked as to you while you are eligible for Plan benefits. Benefits under this Plan will not be counted as “compensation” for purposes of determining benefits under any other benefit plan, pension plan, non-qualified plan or similar arrangement. All such plans or similar arrangements, to the extent inconsistent with this Plan, are hereby so amended. No benefits that would constitute “excess parachute payments” within the meaning of Internal Revenue Code Section 280G, or cause any other amounts to be excess parachute payments, will be paid by this Plan.

11. Amendment or Termination

The Company, acting through the Compensation & Organization Development Committee or its chief executive officer, has the right, in its nonfiduciary settlor capacity, to amend the Plan or to terminate it at any time, prospectively or retroactively, for any reason, without notice and even if currently payable benefits are reduced or eliminated. The Plan Administrator also has the right to amend the Plan, as elsewhere provided in the Plan. No person has any vested right to benefits under this Plan. The Company may amend the Plan to provide greater or lesser benefits to particular employees by sending affected employees a letter setting forth the applicable benefit modification.

12. Claims Procedures

(a) Claims Normally Not Required

Normally, you do not need to present a formal claim to receive benefits payable under this Plan.

(b) Disputes

If any person (Claimant) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim with the Plan Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant.

(c) Time for Filing Claims

A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Plan Administrator in writing consents otherwise. The Plan Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under subsection (d).

(d) Procedures

The Plan Administrator has adopted the procedures for considering claims which are contained in the Appendix and which it may amend from time to time as it sees fit. These procedures provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Plan Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

13. Plan Administration

(a) Discretion

The Plan Administrator is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

(b) Finality of Determinations

All actions taken and all determinations made in good faith by the Plan Administrator or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under the Plan. To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under the Plan, the Plan Administrator’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

(c) Drafting Errors

If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole discretion of the Plan Administrator. The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity.

(d) Scope

This Section may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.

14. Costs and Indemnification

All costs of administering the Plan and providing Plan benefits will be paid by the Company, with one exception: Any expenses (other than arbitrator fees) incurred in resolving disputes with multiple Claimants concerning their entitlement to the same benefit may be charged against the benefit, which will be reduced accordingly. To the extent permitted by applicable law and in addition to any other indemnities or insurance provided by the Company, the Company shall indemnify and hold harmless its (and its affiliates’) current and former officers, directors, and employees against all expenses, liabilities, and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of their administrative and fiduciary responsibilities with respect to the Plan. Expenses and liabilities arising out of willful misconduct will not be covered under this indemnity.

15. Limitation on Employee Rights

This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee.

16. Governing Law

This Plan is a welfare plan subject to the Employee Retirement Income Security Act of 1974 and it shall be interpreted, administered, and enforced in accordance with that law. This Plan is intended to comply with Section 409A of the Code and shall be considered and interpreted in accordance with such intent. To the extent that the Severance Benefits are subject to Section 409A of the Code, they shall be provided in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (the “Guidance”). Any provision of this Plan that would cause the payment of the Severance Benefits to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by the Guidance. To the extent that state law is applicable, the statutes and common law of the State of Ohio (excluding its choice of laws, statutes or common law) shall apply.

17. Miscellaneous

Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

Date Adopted March 27, 2006	/s/ Fernando Aguirre
Fernando Aguirre
Chairman, President and Chief Executive Officer

APPENDIX

Detailed Claim and Arbitration Procedures

1. Claims Procedure

(a) Initial Claims

All claims shall be presented to the Plan Administrator in writing. Within 90 days after receiving a claim, a claims official appointed by the Plan Administrator shall consider the claim and issue his or her determination thereon in writing. The claims official may extend the determination period for up to an additional 90 days by giving the Claimant written notice. The initial claim determination period can be extended further with the consent of the Claimant. Any claims that the Claimant does not pursue in good faith through the initial claims stage shall be treated as having been irrevocably waived.

(b) Claims Decisions

If the claim is granted, the benefits or relief the Claimant seeks shall be provided. If the claim is wholly or partially denied, the claims official shall, within 90 days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (4) an explanation of the procedures for appealing denied claims. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

(c) Appeals of Denied Claims

Each Claimant shall have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Plan Administrator (which may be a person, committee, or other entity). A Claimant must appeal a denied claim within 60 days after receipt of written notice of denial of the claim, or within 60 days after it was due if the Claimant did not receive it by its due date. The Claimant (or his or her duly authorized representative) may review pertinent documents in connection with the appeals proceeding and may present issues and comments in writing. The Claimant only may present evidence and theories during the appeal that the Claimant presented during the initial claims stage, except for information the claims official may have requested the Claimant to provide to perfect the claim. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, shall be treated as having been irrevocably waived.

(d) Appeals Decisions

The decision by the appeals official shall be made not later than 60 days after the written appeal is received by the Plan Administrator, unless special circumstances require an extension of time, in which case a decision shall be rendered as soon as possible, but not later than 120 days after the appeal was filed, unless the Claimant agrees to a further extension of time. The appeal decision shall be in writing, shall be set forth in a manner calculated to be understood by the Claimant, and shall include specific reasons for the decision, as well as specific references to the provisions on which the decision is based, if applicable. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem his or her appeal to have been denied.

(e) Procedures

The Plan Administrator shall adopt procedures by which initial claims shall be considered and appeals shall be resolved; different procedures may be established for different claims. All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim.

(f) Arbitration of Rejected Appeals

If a Claimant has pursued his or her claim through the appeal stage of these claims procedures, the Claimant may contest the actual or deemed denial of that claim through arbitration, as described below. In no event shall any denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions.

2. Arbitration Procedure

(a) Request for Arbitration

A Claimant must submit a request for arbitration to the Plan Administrator within 60 days after receipt of the written denial of his or her appeal (or within 60 days after he or she should have received the determination). The Claimant or the Plan Administrator may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures.

(b) Applicable Arbitration Rules

The arbitration shall be held under the auspices of the American Arbitration Association (AAA) in accordance with the AAA’s then-current Employment Dispute Resolution Rules and the Due Process Protocol for Mediation and Arbitration of Statutory Disputes Arising Out of the Employment Relationship.

(c) Location

The arbitration will take place in Cincinnati, Ohio, or in such other location as may be acceptable to both the Claimant or the Plan Administrator.

Date Adopted March 27, 2006		/s/ Fernando Aguirre
	Name	Fernando Aguirre
	Title	Chairman, President and CEO